Exhibit 10.2

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of September 13, 2021, by and among Motive Capital Corp, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”), and Forge Global, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Supporting Stockholders are the sole holders of record and the sole “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Capital Stock as are indicated opposite their respective names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or beneficial ownership or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Supporting Stockholder during the period from the date hereof through the Closing Date are referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, FGI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (as amended and/or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Acquiror will domesticate as a Delaware corporation, and Merger Sub will merge with and into the Company, with the Company continuing on as the surviving entity and a wholly-owned subsidiary of Acquiror on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as a condition to Acquiror’s and the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
stockholder SUPPORT AGREEMENT; COVENANTS

Section 1.1         Binding Effect of Merger Agreement. Each Supporting Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors with respect hereto and thereto prior to executing this Agreement.

Section 1.2        No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), each Supporting Stockholder shall not (i) sell, assign, transfer (including by operation of Law), offer to sell, contract or agree to sell, hypothecate, pledge, place a lien on grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”); or (iii) publicly announce any intention to effect any Transfer; provided, however, that the foregoing shall not prohibit Transfers between a Supporting Stockholder and any Affiliate of such Supporting Stockholder (which Transfer shall constitute all of such Supporting Stockholder’s Subject Shares if such Transfer occurs prior to the date that the Registration Statement is declared effective), so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.

Section 1.3        New Shares. If (a) any shares of Company Capital Stock are issued to a Supporting Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, or exchange of Subject Shares or otherwise, (b) a Supporting Stockholder purchases, is granted, or otherwise acquires record and/or beneficial ownership of any shares of Company Capital Stock after the date of this Agreement, or (c) a Supporting Stockholder acquires the right to vote or share in the voting (including, without limitation, by proxy or power of attorney) of any shares of Company Capital Stock after the date of this Agreement (collectively, “New Securities”), then such New Securities shall constitute Subject Shares and shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned or controlled by such Supporting Stockholder as of the date hereof.

Section 1.4         Supporting Stockholder Agreements. Each Supporting Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in connection with or as contemplated by the Merger Agreement or the transactions contemplated thereby, including in the form attached hereto as Exhibit A (which written consent shall be delivered as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five days after the Registration Statement is declared effective), such Supporting Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Supporting Stockholder shall vote all or provide consent with respect to (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(a)        in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger;

(b)         in favor of any proposal to adjourn a meeting of the stockholders of the Company at which there is a proposal to adopt and approve the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) above or if there are not sufficient shares of Company Capital Stock present in person or represented by proxy to constitute a quorum;

(c)         in any other circumstances upon which a consent, waiver or other approval may be required under the Company’s Charter, the Company’s Amended and Restated Bylaws, or other Governing Documents, or under any agreements between the Company and its stockholders with respect to the Merger Agreement and the Ancillary Agreements, including the Merger and the other transactions contemplated thereby;

(d)        against, and withhold consent with respect to, any proposal, offer, or submission with respect to a Company Business Combination described in Section 8.6 (No Solicitation) of the Merger Agreement (a “Company Competing Transaction”) or the adoption of any agreement to enter into a Company Competing Transaction;

(e)         against, and withhold consent with respect to, any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement, the Merger and the other transactions contemplated thereby); and

(f)         against, and withhold consent with respect to, any proposal, action or agreement that, to the knowledge of such Supporting Stockholder, would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger.

Each Supporting Stockholder hereby agrees that it shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the foregoing (an “Inconsistent Agreement”).

Section 1.5         Affiliate Agreements. Each Supporting Stockholder, severally and not jointly, hereby agrees and consents to the termination of all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter to which such Supporting Stockholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

Section 1.6         Registration Rights Agreement. Each Supporting Stockholder set forth on Schedule II agrees that it will deliver, substantially simultaneously with (and in any case, no later than immediately prior to) the Effective Time, a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.

Section 1.7         Irrevocable Stock Election. Reserved.

Section 1.8          Further Assurances. Each Supporting Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things, including, but not limited to, execution of all such proper agreements, deeds, assignments, assurances and other instruments, reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9          No Inconsistent Agreement. Each Supporting Stockholder hereby represents and covenants that such Supporting Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Supporting Stockholder’s obligations hereunder or any other Inconsistent Agreement.

Section 1.10       No Challenges. Each Supporting Stockholder agrees not to, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid, join in, facilitate, assist or encourage, and agrees to take all actions necessary to, and to direct its Representatives to, opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any Person (or that such Person may be alleged to have, including to the Company or any other holder of Subject Shares) in connection with the evaluation, negotiation or entry into the Merger Agreement or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Supporting Stockholder from enforcing such Supporting Stockholder’s rights under this Agreement and the other agreements entered into by such Supporting Stockholder in connection herewith, including such Supporting Stockholder’s right to receive such Supporting Stockholder’s portion of the Merger Consideration as provided in the Merger Agreement, in each case, to the extent such rights are permitted to be enforced by such persons in such agreements.

Section 1.11       Consent to Disclosure. To the extent required by law or regulation, each Supporting Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Supporting Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Supporting Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Supporting Stockholder will promptly provide any information reasonably requested by Acquiror or the Company to the extent required by law or regulation, or to the extent required or requested by the SEC or any other securities authority or any Governmental Authority for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law. Prior to any disclosure pursuant to this Section 1.11 or any disclosure that includes any information on any Supporting Stockholder under or regarding any documents needed to effect the Transaction Proposals (including any Subscription Agreement to which such Supporting Stockholder is a party), each of the Acquiror and the Company agrees to provide, to the extent reasonably practicable, the applicable Supporting Stockholder a reasonable opportunity to review such disclosure and consider in good faith any comments provided by such Supporting Stockholder. For the avoidance of doubt, except as otherwise permitted by this Section 1.11, neither the Acquiror nor the Company will make any public announcement or issue any public communication that includes any information on any Supporting Stockholder, including its identity, beneficial ownership of Subject Shares and any agreements, commitments, arrangements and understandings it has with the Acquiror or the Company (including any Subscription Agreement to which such Supporting Stockholder is a party), without the prior written consent of the applicable Supporting Stockholder.

Section 1.12       No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each Supporting Stockholder is entering into this Agreement solely in the Supporting Stockholder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other affiliate (including, for this purpose, any appointee or representative of the Supporting Stockholder to the Board of Directors of the Company) of the Supporting Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Supporting Stockholders.

Section 1.13       Standstill. From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, each Supporting Stockholder agrees not to engage in any transaction involving any securities of Acquiror, without Acquiror’s prior written consent.

Section 1.14       Public Announcements. No Supporting Stockholder will make any public announcement or issue any public communication regarding this Agreement, the Merger Agreement, the transactions contemplated hereby or thereby or any matter related to the foregoing, without the prior written consent of the Acquiror and the Company, except: (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Supporting Stockholder shall, to the extent permitted by applicable Law, first allow the Acquiror and the Company to review such announcement or communication and have the opportunity to comment thereon, and such disclosing Supporting Stockholder shall consider such comments in good faith; (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 1.14; and (c) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent any Supporting Stockholder and/or its Affiliates (excluding the Company and its Subsidiaries) from disclosing customary or any other reasonable information concerning the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby to their investors and prospective investors, in each case, on a confidential basis, in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1         Representations and Warranties of the Supporting Stockholders. Each Supporting Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Supporting Stockholder) as follows:

(a)         Organization; Due Authorization. If such Supporting Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting Stockholder’s corporate, limited liability company or organizational powers and have been duly and validly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Supporting Stockholder. If such Supporting Stockholder is an individual, such Supporting Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and such execution, delivery and performance have been duly and validly authorized by all necessary spousal or community property (as applicable) action. This Agreement has been duly executed and delivered by such Supporting Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Supporting Stockholder, enforceable against such Supporting Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Supporting Stockholder.

(b)        Ownership; Voting Power. Such Supporting Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good and marketable title to, all of such Supporting Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on title to, or the right to vote, transfer, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) any applicable securities Laws or (v) the Amended and Restated Voting Agreement dated April 8, 2021 among the Company and the other parties thereto (the “Voting Agreement”), which agreement will terminate automatically upon the Effective Time. Such Supporting Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Supporting Stockholder on the date of this Agreement, and none of such Supporting Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth in the Voting Agreement. Other than as set forth opposite such Supporting Stockholder’s name on Schedule I, such Supporting Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company. Such Supporting Stockholder has, as of the date hereof and, except pursuant to a permitted transfer pursuant to Section 1.2 hereof, will have until the termination of this Agreement, sole and full voting power and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Supporting Stockholder’s Subject Shares currently owned or hereinafter acquired.

(c)        No Conflicts. The execution and delivery of this Agreement by such Supporting Stockholder does not, and the performance by such Supporting Stockholder of his, her or its obligations hereunder will not, (i) if such Supporting Stockholder is not an individual, conflict with or result in a violation of the Governing Documents of such Supporting Stockholder or (ii) require any consent, approval, authorization, permit, filing or notification that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Supporting Stockholder or such Supporting Stockholder’s Subject Shares), (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject Shares, other than any Permitted Lien, or (iv) violate any Law applicable to the Supporting Stockholder or by which any of the Supporting Stockholder’s Subject Shares are bound, except, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to materially impair the Supporting Stockholder’s ability to perform its, his or her, obligations hereunder, or prevent, enjoin or materially delay the performance by such Supporting Stockholder of its, his or her obligations under this Agreement.

(d)        Litigation. There are no Legal Proceedings pending against such Supporting Stockholder, or to the knowledge of such Supporting Stockholder threatened against such Supporting Stockholder, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Stockholder of its, his or her obligations under this Agreement.

(e)        Adequate Information. Such Supporting Stockholder is a sophisticated investor and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company or any affiliate thereof, and based on such information as such Supporting Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Supporting Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Supporting Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Supporting Stockholder are irrevocable.

(f)         Brokerage Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Supporting Stockholder, for which the Company or any of its Affiliates may become liable.

(g)       Acknowledgment. Such Supporting Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Supporting Stockholder’s execution, delivery and performance of this Agreement.

Section 2.2         No Other Representations or Warranties. Except for the representations and warranties made by each Supporting Stockholder in this Agreement, no Supporting Stockholder nor any other Person makes any other express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement, and each Supporting Stockholder expressly disclaims any such other representations or warranties.

ARTICLE III
MISCELLANEOUS

Section 3.1        Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the termination of the Merger Agreement pursuant to Article X thereof and (b) the written agreement of Acquiror, the Company and each Supporting Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2        Incorporation by Reference. Sections 1.2 (Construction), 11.2 (Waiver), 11.4 (Assignment), 11.6 (Expenses), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.10 (Entire Agreement), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial) and Section 11.18 (Conflicts and Privilege) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

Section 3.3        Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, this being in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.4         Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Acquiror:

Motive Capital Corp.

7 World Trade Center

250 Greenwich St., FL 47

New York, NY 10006

Attention:    Blythe Masters

Email:    info@motivecapitalcorp.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Ave, New York, NY 10166

New York, New York 10166

Attention:      Shukie Grossman

Evan D’Amico

Email:              sgrossman@gibsondunn.com

edamico@gibsondunn.com

If to the Company:

Forge Global, Inc.

415 Mission Street, Suite 5500

San Francisco, CA, 94105

Attention:    Norbert Ngethe, General Counsel

Email:           norbert@forgeglobal.com

with a copy to each of (which will not constitute notice):

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Attention:          Dan Espinoza

Email:                despinoza@goodwinlaw.com

If to a Supporting Stockholder: To such Supporting Stockholder’s mailing or email address set forth in Schedule I.

Section 3.5        Several Liability. The liability of any Supporting Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Supporting Stockholder be liable for any other Supporting Stockholder’s breach of such other Supporting Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Supporting Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

SUPPORTING STOCKHOLDERS:

Asiff Hirji

By:	/s/ Asiff Hirji

Deutsche Börse AG

By:	/s/ Thomas Book
Name: Thomas Book
Title: Member of the Executive Board

By:	/s/ Gregor Pottmeyer
Name: Gregor Pottmeyer
Title: Member of the Executive Board

FTP Equidate, LLC

By: FTP Management Company, LP Its: Manager

By:	/s/ Steve McLaughlin
Name: Steve McLaughlin
Title: Authorized Signatory

FTP Credit Holdings LLC

By:	/s/ Steve McLaughlin
Name: Steve McLaughlin
Title: Authorized Signatory

Hirjii-Wigglesworth 2021 Grantor Retained Annuity Trust

By:	/s/ Asiff Hirji
Name: Asiff Hirji
Title: Trustee

Hirji-Wigglesworth Partners, LP

By:	/s/ Asiff S. Hirji
Name: Asiff S. Hirji
Title: Partner

Jose Cobos

By:	/s/ Jose Cobos

Kelly Rodriques

By:	/s/ Kelly Rodriques

Mark Lee

By:	/s/ Mark Lee

[Signature Page to Stockholder Support Agreement]

Norbert Ngethe

By:	/s/ Norbert Ngethe

Operative Capital LLC

By:	/s/ Andrew Sievers
Name: Andrew Sievers
Title: General Partner

Operative Capital LP

By:	Operative Capital GP, LLC
Its:	General Partner

By:	/s/ Andrew Sievers
Name: Andrew Sievers
Title: Managing Director

Operative Capital SPV I, LLC

By:	Operative Capital GP, LLP
Its:	Manager

By:	/s/ Kelly Rodriques
Name: Kelly Rodriques
Title: Manager

Ossa Investments PTE. LTD.

By:	/s/ Connie Chan
Name: Connie Chan
Title: Authorized Signatory

Panorama Equidate Co-Investment, LLC

By:	/s/ Stephen J. George
Name: Stephen J. George
Title: Manager

Panorama Growth Partners II, LP
By:	Panorama Point Partners GP II, LLC
Its:	General Partner

By:	/s/ Stephen J. George
Name: Stephen J. George
Title: Manager

Samvit Ramadurgam

By:	/s/ Samvit Ramadurgam

Gil Silberman

By:	/s/ Gil Silberman

Stephen J. George

By:	/s/ Stephen J. George

Sohail Prasad

By:	/s/ Sohail Prasad

[Signature Page to Stockholder Support Agreement]

Acquiror:

Motive Capital Corp

By:	/s/ Blythe Masters
	Name:	Blythe Masters
	Title:	Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

COMPANY:

Forge Global, Inc.

By:	/s/ Kelly Rodriques
	Name:	Kelly Rodriques
	Title:	Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

Exhibit A

Form of Action by Written Consent of the Stockholders of the Company

[Exhibit A to Stockholder Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement, dated as of September 13, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Motive Capital Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), Forge Global, Inc., a Delaware corporation, and the Supporting Stockholders set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Supporting Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Supporting Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 2021

By:
Name:
Title:

Address for Notices:

with copies to:

[Annex A to Stockholder Support Agreement]